Exhibit 99.1
Alan Cohen
Senior Vice President, Marketing and Public Relations
Office (787) 729-8256
alan.cohen@firstbankpr.com
First BanCorp Announces Early Adoption of SFAS No. 157 and SFAS No. 159
•	Increases Retained Earnings as of January 1, 2007 by $92.2 million

•	Regulatory Total Capital Will Increase by Approximately 125 Basis Points
San Juan, Puerto Rico, May 3, 2007 — First BanCorp (the “Corporation”) (NYSE:FBP) today announced it elected early adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157), and Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), effective beginning January 1, 2007. The cumulative after-tax effect on the opening balance of retained earnings from adopting these accounting standards was an increase of approximately $92.2 million. Under SFAS 159, this one-time credit will not be recognized in current earnings.
“The enhanced capital position will provide greater flexibility to improve future profitability through various management actions currently under consideration,” said Luis M. Beauchamp, the Corporation’s President and Chief Executive Officer. He added, “our capital position, which exceeds the regulatory minimum for banks at a ‘well capitalized’ level under the meaning established by the FDIC by approximately 38%, is, based on published information, now one of the strongest among Puerto Rico financial institutions and approximately 16% above the average of all commercial banks in the U.S. with more than $10 billion in assets.”
SFAS 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (“GAAP”) and expands disclosures about fair value measurement. SFAS 159 allows companies to measure at fair value, on an instrument by instrument basis, most financial assets and liabilities that are currently required to be measured in a different manner, such as based on their carrying amount. Following the initial fair value measurement date, ongoing gains and losses on items for which fair value reporting has been elected are reported in earnings at each subsequent financial reporting date.
Upon adoption of SFAS 159 and SFAS 157, First BanCorp selected the fair value measurement for approximately $4.4 billion, or 63%, of its portfolio of brokered certificate of deposits (BCDs) and approximately $29 million, or 16%, of its medium-term notes portfolio. Interest rate risk on the BCDs and notes chosen for the fair value measurement option continues to be economically hedged through callable interest rate swaps with the same terms and conditions.
“Regulatory capital (Tier I and Tier II) will increase by approximately 125 basis points and the leverage ratio will increase by approximately 85 basis points, thus strengthening the Corporation’s current regulatory capital,” said Fernando Scherrer, the Corporation’s Chief Financial Officer. He further stated that “another benefit of the implementation of SFAS 157 and SFAS 159 is the elimination of the use of the complex and rigorous long-haul method of accounting. Also, the elimination of the long-haul method of accounting will decrease some earnings volatility.”
As previously reported, First BanCorp expected to reverse over the remaining lives of the interest rate swaps the unrealized non-cash cumulative loss that it had recognized on April 3, 2006 when it implemented the long-haul method of accounting for the BCDs and medium-term notes. With the implementation of SFAS 157 and SFAS 159, instead of reversing the previously recorded non-cash losses through earnings over the life of the swaps, the remaining portion of the previously recognized non-cash losses is recorded as a one-time increase to retained earnings of $92.2 million. The Corporation intends to hold the swaps until they mature because, economically, these transactions have satisfied and continue to satisfy their intended results.
Additional technical information about the adoption of these two standards and its effect in the Corporation’s financial condition and results of operations is provided in a Form 8-K to be filed today with the Securities and Exchange Commission (“SEC”).

About First BanCorp
First BanCorp is the parent corporation of FirstBank Puerto Rico, a state chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, formerly UniBank, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 151 financial services facilities throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency; First Trade, Inc., a foreign corporation management company; and First Express, a small loan company. First BanCorp’s common and preferred shares trade on the New York Stock Exchange, under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE.
Safe Harbor
The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including the Corporation’s ability to file the 2006 10-K during the summer of 2007 and, thereafter, the required quarterly information so that the Corporation can return to compliance with the reporting requirements under the Securities Exchange Act of 1934, the completion of the sale of shares of common stock to Scotiabank, which is conditioned on, among other things, regulatory approvals, the ability to finalize the settlement of the shareholder litigation and to settle the SEC inquiry relating to First BanCorp’s recent restatement of its financial statements, the impact of Doral’s financial condition on its repayment of its outstanding secured loan to FirstBank, interest rate risk relating to the secured loans to Doral and R&G Financial, the continued repayment by R&G Financial of its outstanding loan, First BanCorp’s execution of the agreement with R&G Financial contemplated by its recent agreement with R&G Financial involving its outstanding loan, the impact on net income of the reduction in net interest income resulting from the repayment of a significant amount of the commercial loans to Doral, the impact of the consent orders on the Corporation’s future operations and results, the Corporation’s ability to continue to implement the terms of the consent orders, FirstBank’s ability to issue brokered certificates of deposit, its liquidity, the impact of the Corporation’s restated and more current financial statements on customers and lenders, the ability to fund operations, changes in the interest rate environment, the Corporation’s ability to effectively implement SFAS 157 and 159, regional and national economic conditions, competitive and regulatory factors and legislative changes, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward- looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.
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